Exhibit 21.1

SUBSIDIARIES OF VOLITIONRX LIMITED

Name of Subsidiary	State or other Jurisdiction of Incorporation or Organization
Singapore Volition Pte. Limited (100% subsidiary of VolitionRX Limited)	Singapore
Hypergenomics Pte. Limited (100% subsidiary of Singapore Volition Pte. Limited)	Singapore
Belgian Volition SPRL (99.9% subsidiary of Singapore Volition Pte. Limited)	Belgium
Volition Diagnostics UK Limited (100% subsidiary of Belgian Volition SPRL)	United Kingdom
Volition America, Inc. (100% subsidiary of Belgian Volition SPRL)	Delaware